UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2021

NOWTRANSIT INC.

(Exact name of the registrant as specified in its charter)

Nevada	333-234487	98-1498782
(State or other jurisdiction of	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2825 East Cottonwood Parkway

Suite 500 - #5130

Salt Lake City, UT 84121

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (801) 382-7806

20, Ayres Road England, M16 9NB

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

On April 2, 2021, Justin Earl purchased from Ivan Homici 2,800,000 shares of Common Stock of Nowtransit Inc. (the “Company”), for a total purchase price of $28,000 (the “Change of Control”). The Change of Control was affected pursuant to a Stock Purchase Agreement dated April 2, 2021 by and among Mr. Earl as the purchaser, and Mr. Homici, the Company’s majority shareholder and sole director and officer, as the seller.  Following the Change of Control, Mr. Earl owns 2,800,000 shares of Common Stock, which constitutes approximately 51.3% of the Common Stock issued and outstanding.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2021, Mr. Homici resigned as the Company’s director, President, Treasurer and Secretary and was replaced in each such role by Mr. Earl.

Prior to his appointment, Mr. Earl, age 47, has served as President of Strategic Junction since November, 2011 where he leads all company initiatives related to improving business continuity through risk management, network hardening, and redundant systems. Prior to that role, Mr. Earl served as President of Strategic Network Solutions from January, 2005 until November, 2011 where he led all efforts to enhance the security posture for financial institutions through penetration testing, client education, and network hardening.

Other than the Change of Control, there was no arrangement or understanding between Mr. Earl and any other persons pursuant to which he was selected as a director or officer, and there are no related party transactions between the Company and Mr. Earl reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOWTRANSIT INC.

September 1, 2021	By:	/s/ Justin Earl
Justin Earl, President